EXHIBIT 14.1

CODE OF ETHICS

INTRODUCTION

The maintenance of extremely high standards of honesty, integrity, impartiality and conduct is essential to ensure the proper performance of the bank’s business and to ensure the public’s trust.  The preservation of the trust and the bank’s reputation requires close observance of these standards on the part of the bank directors, officers and employees.  The Federal Bribery Law (18 U.S.C. Section 215) provides that whoever:

(1)           corruptly gives, offers, or promises anything of value to any person, with intent to influence or reward an officer, director, employee, agent or attorney of a financial institution in connection with any business transaction of such institution; or

(2)           an officer, director, employee, agent or attorney of a financial institution, corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such institution shall be (guilty of an offense).

The penalty provision of this statute provides that if the value of the bribe offered or received exceeds $100.00, the offense is a felony punishable up to five (5) years in prison and a fine of $5,000.00, or three (3) times the value of the bribe or gratuity, whichever is greater.

Riverview National Bank and its operating divisions, First National Bank of Marysville and Halifax National Bank, requires that its directors, officers, employees and other representatives avoid possible misconduct and conflicts of interest through informed judgment.  In addition, careful regard is required for the standards of conduct and responsibilities as set forth.  In all situations, including those where there are no legal principles applicable or the law is unsettled, directors, officers and employees are expected to conduct themselves in such a manner that can be supported by the bank and to exercise good judgment in the discharge of their responsibilities.  Compliance with this Code of Ethics will be the responsibility of every representative of the bank.  The needs of the community are to be given consideration in making business decisions.

The Board of Directors of Riverview National Bank and its operating divisions, First National Bank of Marysville and Halifax National Bank, has adopted this Code of Ethics and delegated the CEO’s the responsibility for its administration throughout the bank.  It is the CEO’s responsibility to be familiar with this code of conduct and to abide by the letter and spirit of its provisions at all times.  All employees are expected to make every reasonable effort to ensure that their staff complies with the provisions of this Code on a continuing basis.

Confidential Information

Employees must not discuss or otherwise use information obtained in the course of their work at the bank relating to customers, other employees or bank operations for any purpose other than to conduct the bank’s business.  Discussing or acting on “inside information” violates the trust that customers place in the bank and that the bank places in its employees.  For example, an employee may be terminated for breach of trust in discussing a customer’s financial affairs outside of work or for disclosing to an outside party any information about the company’s financial affairs or other internal matters not previously a matter of public record, except as permitted by law.

Conflict of Interest

No employees shall make or approve loans to any bank, partnership, estate, trust, association or other entity or person in which they have an interest directly or indirectly (whether as a director, officer, shareholder, manager, lender, joint venture or other otherwise controlling investor), or in which a member of their immediate family or business associate has such an interest.  Any such request for credit extension is to be referred to another bank officer with no connection or affiliation to the potential borrower.  All transactions are to arms-length transactions.  It is the policy of the bank that all directors, officers, employees and other representatives of the bank must avoid potential conflicts of interest.  A potential conflict of interest exists whenever a director, officer or employee has an outside interest, directly or indirectly, which conflicts with the individual’s duty to the bank or adversely affects the individual’s judgment in the discharge of his or her responsibilities.

The appearance of a conflict of interest may be just as harmful to the bank’s reputation as an actual conflict of interest.  Employees are prohibited from self-dealing or otherwise trading on their positions with the bank from seeking a business opportunity not available to other persons or that is made available because of such employees’ positions with the bank.  The bank’s name is not to be used as leverage by directors, officers or employees to enhance their own opportunities, when dealing with others, in their political, investment or retail purchasing activities.  All officers and employees must report any violations or suspected violations of Federal Criminal Law as soon as it is discovered to the CEO who must investigate and report the matter through legal counsel to the F.B.I., the U.S. Attorney’s Office, the F.D.I.C., the Pa. Department of Banking and to the bonding company.  If a potential conflict of interest does arise involving an officer or employee, its nature and extent should be fully disclosed immediately to the CEO who, after making a thorough review of the circumstances, will report to the board of directors to determine the appropriate course of action to be taken.

Officers and employees must disclose all potential and actual conflicts of interest including those in which they have been inadvertently placed due to business or personal relationships with customers, suppliers, business associates or competitors of the bank.  In the event a potential or actual conflict of interest arises in connection with a member of the board of directors, its nature and extent should immediately and fully be disclosed to Management and to other members of the board of directors.  Lending officers are not permitted to process loan applications or to extend credit to members of their immediate family.  Immediate family is defined as spouses, parents, children and siblings.  Any such loan application must be referred to another lending officer.  Extending credit to companies in which the lending officer has an interest as a director, officer, controlling person or in which a member of the lending officer’s immediate family has such an interest is not permitted.  No loans to directors or officers will be made under terms and conditions different than those stated in the lending policy.

Employee Indebtedness

Borrowing by an employee from an individual or business customer of the bank should always be avoided (unless the customer is a recognized lending institution).  The approval or denial of such a request imposes a wrongful burden on the customer and can impair the judgment of the employee when making business decisions involving the customer.

Executive officers of the bank are reminded of the reporting requirements of Regulation O.  If you are unclear about these requirements, please contact the CEO.

Personal Finances

Because of our position of trust in the community, personal finances should be managed with prudence. Personal financial affairs should be conducted in such a manner as to be above regulatory or auditing criticisms or concerns. Officers and employees should discuss any financial emergency with the CEO.

In the event an employee files bankruptcy, the Human Resource Department must be notified within three (3) business days of the filing.

All employees should assume the position of a regular customer when handling their personal bank business. All transactions should be handled in the normal over-the-counter procedure. No employees will be permitted to transact their own or a relative’s bank business. Avoid direct or indirect financial interest with competitors, customers, and suppliers.

Gifts and Fees

The bank expects all directors, officers and employees to render efficient and courteous service to its customers at all times without expectation of reward. To avoid even the appearance of impropriety, it is important that each staff member decline any cash or gifts the acceptance of which would raise the slightest doubt of improper influence. If an officer or employee is offered or receives something of value from a customer, the same officer or employee must disclose that fact to the CEO. Such disclosures shall be kept at the bank in written reports. Management will review the disclosures to determine whether what is offered or accepted is reasonable and not harmful to the integrity of the bank.

It is recognized, however, that certain gift giving may occur without the intent to influence or reward an officer corruptly in connection with the business of the bank. Exceptions to the general prohibition of accepting things of value in connection with the business of the bank may include acceptance of:  (a) Gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those between parents, children or spouse of a financial institution official) where the circumstances make it clear that it is those relationships rather than the business of the bank which are the motivating factors; (b) meals, refreshments, entertainment, accommodations or travel arrangements, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided the expense would be paid by the bank as a reasonable business expense if not paid by the other party; (c) Loans from other financial institutions on customary terms to finance proper and usual activities of bank officials such as home mortgage loans except where prohibited by law; (d) Advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items; (e) Discounts or rebates on merchandise or services that do not exceed those available to other customers; (f) Gifts of reasonable value that are related to commonly recognized events or occasions such as a promotion, new job, wedding, retirement, holiday or birthday. The limit set by the bank would be thirty ($30) dollars; (g) Civic, charitable, educational or religious organization awards for service and accomplishment. The maximum limit set by the bank would be thirty ($30) dollars.

Political Contributions and Activities

Individual participation in political and civic activities is encouraged, including the making of personal contributions to political candidates or activities. The bank, or anyone acting on its behalf, is prohibited from making an expenditure or contribution either directly or indirectly in connection with an election to political office.

Therefore, the bank will not make political contributions to individual candidates or political parties. Employees who wish to donate money or services to a candidate or party may do so as individuals, and not as representatives of the bank. To avoid any interpretation of bank sponsorship or endorsement, neither the bank’s name nor its address should be used. Do not use the bank name in or associated with any political advertisements or literature. The Federal Elections Commission, however, does permit the use of bank funds and assets for limited political purposes such as establishing political action committees and implementing non-partisan voter registration or “get out the vote” campaigns.

Officers and employees must be constantly aware when considering election or appointment to corporate boards, public offices or commissions such that serving in such capacity will not place them in a position where a potential conflict of interest may arise. Unless specifically approved by the CEO or the bank’s board of directors, no director, officer or employee shall serve on the board of directors of any bank entity which is in direct competition with the bank. If a conflict develops, the bank reserves the right to request the person involved to divest him or herself of one of the conflicting interests. Similarly, no director, officer, employee or director, officer or employee who is also a substantial shareholder of another company shall serve as a director of any bank entity where such circumstances exist.

Business Conduct

In the conduct of the bank’s business, no bribe, kickback, or similar remuneration or consideration of any kind is to be given or offered to any individual or organization. The activities of the bank must always be in full compliance with all applicable laws and regulations.

The bank expects its staff to comply fully with the letter, spirit, and intent of all laws and regulations.

It is the policy of the bank to comply fully with the antibribery provisions. It is a criminal offense for any U.S. enterprise to offer a bribe to an official, political party, party official, or candidate for political office for the purpose of obtaining, retaining, or directing business to any person, regardless of whether that person is the one making the bribe. A bribe may take the form of an offer, payment, promise to pay, or authorization of the payment of any money or anything of value.

It is commonly recognized that there is a direct correlation between illegal or improper payments and inaccurate records. To guarantee the accuracy of the bank’s books and records, the following principles should be observed: 1. All transactions or conduct of the bank’s business must be properly reflected in the bank’s books; 2. No secret or unrecorded fund, bank money or other assets shall be established or maintained; 3. Any payment is prohibited if no record of its disbursement is entered in the bank’s accounting records and 4. Making false and fictitious entries in the books or records of the bank or issuing false or misleading documents is prohibited and will, most likely, result in a criminal offense.

Customer Referral

Bank employees may be requested by bank customers and the general public to provide a referral to professional services, such as attorneys, securities brokers, certified public accountants, insurance agents, and real estate agents. Employees shall, when approved by management, recommend several qualified sources from which the customer can select. Bank employees should not make any adverse or negative comments regarding any outside professional. If an employee cannot give a positive recommendation regarding the outside professional, the employee should indicate to the customer that the employee has no recommendation to give regarding the particular professional. If you do make a positive referral, it should be limited to a statement that you have heard good comments regarding the professional but you or the bank cannot make any specific referrals or endorsements. The employee should exercise extreme caution not to make any statement that could subject either the employee or the bank, or both, to an action for libel or slander.

In several instances, discussions with customers may lead to a request that the employee give an opinion or statement about the legality of a particular transaction. Employees are not qualified to give legal advice. The bank also does not engage in the business of giving investment or tax advice. These are areas that are best left to the professional in that particular field. Extreme care must be exercised in discussions with customers, and nothing should be said that could be construed as the giving of legal advice, tax advice, or investment advice.

Fiduciary Appointment

Without specific approval, employees are not to act as agent or deputy in any signing capacity on any account (except for members of their families) held in the bank. Further, employees may not act as executor, administrator, trustee, guardian, custodian, or in any fiduciary capacity without authority granted by the bank. This would normally be granted only to act for spouse, mother, father, brother, sister, son, daughter, or dependent.

There may be instances wherein a bank employee is requested to accept an appointment as a fiduciary or co-fiduciary (personal representative, trustee, administrator, guardian, executor, or custodian) with the bank, another person, or a firm or corporation. Except where the request is for a member of the immediate family, all employees must obtain prior approval of the bank’s board of directors before acceptance of the positions. Employees are reminded to consult senior management because federal or state regulations govern the acceptance of fees as a fiduciary. Except for a member of an officer’s or employees’ immediate family, prior approval by the CEO is required before acceptance by an officer or employee of appointment as fiduciary or co-fiduciary (executor, administrator, guardian or trustee) of customers of the bank, either with the bank or with another person, firm or corporation. The CEO must obtain the approval of the Board of Directors. Any acceptance of these dating prior to the date of this document does not require approval by the CEO or the Board of Directors. Immediate family is defined as spouses, parents, children and/or siblings. To avoid even the appearance of impropriety, directors should exercise reasonable caution in accepting appointment as a fiduciary or co-fiduciary.

Beneficiary under a Will or Trust

Officers and employees must report any gift of a beneficial interest or legacy under wills or trusts of customers of the bank, other than a relative, at such time as the officer or employee learns of the designation. The object of such a notification is to allow for consideration of all facts in each case to make certain there are no conflicts of interest. Also, that a disinterested, reasonable third party could not allege a conflict of interest upon the officer or employee in receipt of the benefit. If these reporting requirements results in a decision that a real or apparent conflict exists, the officer or employee will be expected to make every effort to be relieved of the benefit and, in all likelihood, will be required to renounce the gift.

ACKNOWLEDGMENT STATEMENT

The policies stated in the Code of Ethics are intended to give an employee an indication of how most ethical situations are normally handled.

Statement

I have read the policies and programs outlined in this Code of Ethics. I understand I must adhere to these policies.

I further understand that the bank reserves the right to unilaterally modify, amend, or eliminate policies.

I also understand that the information in this Code of Ethics is confidential and for the use of our employees only. It will, at all times, remain the property of the bank. Should employment be terminated for any reason, I will return this Code of Ethics to the bank.

I acknowledge that the bank may withhold from my final paycheck the cost of any items that are not returned prior to my last day of employment.

I further understand:

Policies and the Code of Ethics may be updated from time to time as described herein.

By signing this statement, I acknowledge that I have received and read, not necessarily agree with, our employee Code of Ethics and this statement.

Employee Name (Please Print)	(Date)

Employee Signature

Note: This page should be signed, removed from the Code of Ethics, and returned to the Human Resource Department.